Exhibit 3.1

CERTIFICATE OF DESIGNATION OF THE RELATIVE RIGHTS AND PREFERENCES OF THE SERIES A CONVERTIBLE PREFERRED STOCK OF IGI, INC.

      The undersigned, the Chief Executive Officer of IGI, Inc., a Delaware corporation (the "Company"), in accordance with the provisions of the Delaware General Corporation Law, does hereby certify that, pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Company, the following resolution creating a series of Series A Convertible Preferred Stock, was duly adopted on December 10, 2007:

      RESOLVED, that the Board of Directors of the Company, pursuant to the authority expressly granted to and vested in the Board of Directors of the Company by provisions of the Certificate of Incorporation of the Company (the "Certificate of Incorporation"), created out of the shares of Preferred Stock, par value $.01 per share, of the Company authorized in Article Fourth of the Certificate of Incorporation (the "Preferred Stock"), a series of Preferred Stock designated "Series A Convertible Preferred Stock," consisting of One Hundred (100) shares, which shall have the following designations, powers, preferences and relative and other special rights and the following qualifications, limitations and restrictions:

1. Designation and Rank.

             (a)    Designation. The designation of such series of the Preferred Stock shall be the Series A Convertible Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"). The maximum number of shares of Series A Preferred Stock shall be one hundred shares.

             (b)    Rank. The Series A Preferred Stock shall rank prior to the common stock, par value $.01 per share (the "Common Stock"), and to each other classes and series of equity securities of the Company which by its terms does not rank on a parity with or senior to the Series A Preferred Stock ("Junior Stock").

      2.    Dividends. The holders of shares of the Series A Preferred Stock shall not be entitled to receive any dividends except in accordance with this Section 2. If the Company declares and pays a cash dividend on the Common Stock, then, in that event, the holders of shares of Series A Preferred Stock shall be entitled to share in such dividends, on a pro rata basis, as if their shares had been converted into shares of Common Stock pursuant to Section 5 hereto immediately prior to the record date for determining the stockholders entitled to receive such dividends.

3. Voting Rights.

(a) Class Voting Rights. The Series A Preferred Stock shall have the following class voting rights (in addition to the voting rights set forth in Sections 3(b) hereof,


and as otherwise may be required by law). So long as any shares of the Series A Preferred Stock remain outstanding, the Company shall not, and shall not permit any subsidiary to, without the affirmative vote or consent of the holders of at least a majority of the shares of the Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series A Preferred Stock vote separately as a class amend, alter or repeal the provisions of the Series A Preferred Stock, whether by merger, consolidation or otherwise.

             (b)    General Voting Rights. In addition to the class voting rights set forth in Sections 3(a) and 4(b) hereof, the Series A Preferred Stock shall be entitled to vote, on an as-converted basis, together as a single class, with the holders of the Common Stock. The Common Stock into which the Series A Preferred Stock is convertible shall, upon issuance, have all of the same voting rights as other issued and outstanding Common Stock of the Company.

4. Liquidation Preference.

             (a)    In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of shares of the Series A Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Company whether such assets are capital or surplus of any nature, an amount equal to $10,000 per share (the "Liquidation Preference Amount") of the Series A Preferred Stock, on a pro rata and pari passu basis with any parity stock, before any payment shall be made or any assets distributed to the holders of the Common Stock or any other Junior Stock. If the assets of the Company are not sufficient to pay in full the Liquidation Preference Amount payable to the holders of outstanding shares of the Series A Preferred Stock and any series of preferred stock or any other class of stock on a parity as to rights on liquidation, dissolution or winding up, with the Series A Preferred Stock, then all of said assets will be distributed among the holders of the Series A Preferred Stock and the other classes of stock on a parity with the Series A Preferred Stock, if any, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The liquidation payment with respect to each outstanding fractional share of Series A Preferred Stock shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Series A Preferred Stock. All payments for which this Section 4(a) provides shall be in cash, property (valued at its fair market value as determined by an independent appraiser reasonably acceptable to the holders of a majority of the Series A Preferred Stock) or a combination thereof; provided, however, that no cash shall be paid to holders of Junior Stock unless each holder of the outstanding shares of Series A Preferred Stock has been paid in cash the full Liquidation Preference Amount to which such holder is entitled as provided herein. After payment of the full Liquidation Preference Amount to which each holder is entitled, such holders of shares of Series A Preferred Stock will not be entitled to any further participation as such in any distribution of the assets of the Company.

             (b)    A consolidation or merger of the Company with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Company, or the effectuation by the Company of a transaction or series of transactions in which more than


50% of the voting shares of the Company is disposed of or conveyed, shall be, deemed to be a liquidation, dissolution, or winding up within the meaning of this Section 3.

             (c)    Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, stating a payment date and the place where the distributable amounts shall be payable, shall be given by mail, postage prepaid, no less than forty-five (45) days prior to the payment date stated therein, to the holders of record of the Series A Preferred Stock at their respective addresses as the same shall appear on the books of the Company.

5. Conversion. The holder of Series A Preferred Stock shall have the following conversion rights (the "Conversion Rights"):

             (a)    Right to Convert. At any time on or after the date of issuance of the Series A Preferred Stock (the "Issuance Date"), the holder of any such shares of Series A Preferred Stock may, at such holder's option all or any portion of any share of Series A Preferred Stock held by such person into a number of fully paid and nonassessable shares of Common Stock equal to the quotient of (i) the Liquidation Preference Amount of the shares of Series A Preferred Stock being converted thereon divided by (ii) the Conversion Price (as defined in Section 5(d) below) then in effect as of the date of the delivery by such holder of its notice of election to convert. The Company shall keep written records of the conversion of the shares of Series A Preferred Stock converted by each holder. A holder shall be required to deliver the original certificates representing the shares of Series A Preferred Stock upon complete conversion of the Series A Preferred Stock.

(b) Mechanics of Voluntary Conversion. The Voluntary Conversion of Series A Preferred Stock shall be conducted in the following manner:

                     (i)    Holder's Delivery Requirements. To convert Series A Preferred Stock into full shares of Common Stock on any date, the holder thereof shall deliver a fully executed notice of conversion in the form attached hereto as Exhibit I (the "Conversion Notice"), to the Company, together with the certificates representing the shares being converted (or an indemnification undertaking, and at the option of the Company, in addition, a bond, with respect to such shares in the case of their loss, theft or destruction) (the "Preferred Stock Certificates"). The conversion will be effective upon receipt by the Company of the foregoing, which shall be the Voluntary Conversion Date.

                     (ii)    Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of the Series A Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.


(c) Mandatory Conversion.

                     (i)    Subject to the provisions set forth below, the shares of Series A Preferred Stock outstanding on the Mandatory Conversion Date shall automatically and without any action on the part of the holder thereof convert into a number of fully paid and nonassessable shares of Common Stock equal to the quotient of (i) the Liquidation Preference Amount of the shares of Series A Preferred Stock outstanding on the Mandatory Conversion Date divided by (ii) the Conversion Price in effect on the Mandatory Conversion Date (a "Mandatory Conversion").

                     (ii)    As used herein, a "Mandatory Conversion Date" shall be the date that the Closing Price of the Common Stock shall have exceeded $2.50 for a period of ten (10) consecutive trading days immediately preceding such date. The Mandatory Conversion Date and the Voluntary Conversion Date collectively are referred to in this Certificate of Designation as the "Conversion Date."

                     (iii)    On the Mandatory Conversion Date, the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the Preferred Stock Certificates are surrendered to the Company or its transfer agent. Upon the occurrence of the automatic conversion of the Series A Preferred Stock pursuant to this Section 5(c), the holders of the Series A Preferred Stock shall promptly surrender the Preferred Stock Certificates representing the Series A Preferred Stock to the Company and the Company shall promptly deliver the shares of Common Stock issuable upon such conversion.

(d) Conversion Price.

(i) The term "Conversion Price" shall mean $1.00, subject to adjustment under Section 5(e) hereof.

                     (ii)    The term "Closing Price" shall mean, for any security as of any date, the last reported price of such security on the American Stock Exchange or the closing bid price, on the OTC Bulletin Board or other applicable principal trading market for such security as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Price of such security on such date shall be the fair market value as determined by the Board of Directors of the Company.

(e) Adjustments of Conversion Price.

                     (i)    Adjustments for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Issuance Date, effect a stock split of the outstanding Common Stock, the Conversion Price shall be proportionately decreased. If the


Company shall at any time or from time to time after the Issuance Date, combine the outstanding shares of Common Stock, the Conversion Price shall be proportionately increased. Any adjustments under this Section 5(e)(i) shall be effective at the close of business on the date the stock split or combination occurs.

                     (ii)    Adjustments for Certain Dividends and Distributions. If the Company shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the Conversion Price shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying, as applicable, the Conversion Price then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

                               (2)    the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

                     (iii)    Adjustment for Other Dividends and Distributions. If the Company shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then, and in each event, an appropriate revision to the applicable Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the holders of Series A Preferred Stock shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Company which they would have received had their Series A Preferred Stock been converted into Common Stock immediately prior to such event (or the record date for such event, if applicable) and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities (together with any distributions payable thereon during such period), giving application to all adjustments called for during such period under this Section 5(e)(iii) with respect to the rights of the holders of the Series A Preferred Stock.

                     (iv)    Adjustments for Reclassification, Exchange or Substitution. If the Common Stock issuable upon conversion of the Series A Preferred Stock at any time or from time to time after the Issuance Date shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 5(e)(i), (ii) and (iii), or a reorganization, merger, consolidation, or sale of assets provided for in Section 5(e)(v)), then, and in each event, an appropriate revision to the Conversion Price shall be made and provisions shall be made (by adjustments of the Conversion


Price or otherwise) so that the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share of Series A Preferred Stock into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such share of Series A Preferred Stock might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

                     (v)    Adjustments for Reorganization, Merger, Consolidation or Sales of Assets. If at any time or from time to time after the Issuance Date there shall be a capital reorganization of the Company (other than by way of a stock split or combination of shares or stock dividends or distributions provided for in Section 5(e)(i), (ii) and (iii), or a reclassification, exchange or substitution of shares provided for in Section 5(e)(iv)), or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company's properties or assets to any other person that is not deemed a liquidation pursuant to Section 4(b) (an "Organic Change"), then as a part of such Organic Change an appropriate revision to the Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share of Series A Preferred Stock into the kind and amount of shares of stock and other securities or property of the Company or any successor corporation resulting from the Organic Change as the holder would have received as a result of the Organic Change and if the holder had converted its Series A Preferred Stock into the Company's Common Stock prior to the Organic Change. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5(e)(v) with respect to the rights of the holders of the Series A Preferred Stock after the Organic Change to the end that the provisions of this Section 5(e)(v) (including any adjustment in the Conversion Price then in effect and the number of shares of stock or other securities deliverable upon conversion of the Series A Preferred Stock) shall be applied after that event in as nearly an equivalent manner as may be practicable.

                     (vi)    Record Date. In case the Company shall take record of the holders of its Common Stock or any other Preferred Stock for the purpose of entitling them to subscribe for or purchase Common Stock or Convertible Securities, then the date of the issue or sale of the shares of Common Stock shall be deemed to be such record date.

             (f)    Certificates as to Adjustments. Upon occurrence of each adjustment or readjustment of the Conversion Price or number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock pursuant to this Section 5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such Series A Preferred Stock a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon written request of the holder of such affected Series A Preferred Stock, at any time, furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments, the Conversion Price in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of a share of such Series A


Preferred Stock. Notwithstanding the foregoing, the Company shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent of such adjusted amount.

             (g)    Issue Taxes. The Company shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Preferred Stock pursuant thereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

             (h)    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or three (3) business days following being mailed by certified or registered mail, postage prepaid, return-receipt requested, addressed to the holder of record at its address appearing on the books of the Company. The Company will give written notice to each holder of Series A Preferred Stock at least five (5) days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock or (II) for determining rights to vote with respect to any Organic Change, dissolution, liquidation or winding-up and in no event shall such notice be provided to such holder prior to such information being made known to the public. The Company will also give written notice to each holder of Series A Preferred Stock at least five (5) days prior to the date on which any Organic Change, dissolution, liquidation or winding-up will take place and in no event shall such notice be provided to such holder prior to such information being made known to the public.

             (i)    Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall at its option either (i) pay cash equal to the product of such fraction multiplied by the average of the Closing Prices of the Common Stock for the five (5) consecutive trading days immediately preceding the Voluntary Conversion Date or Mandatory Conversion Date, as applicable, or (ii) in lieu of issuing such fractional shares issue one additional whole share to the holder.

             (j)    Reservation of Common Stock. The Company shall, so long as any shares of Series A Preferred Stock are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series A Preferred Stock then outstanding.

             (k)    Retirement of Series A Preferred Stock. Conversion of Series A Preferred Stock shall be deemed to have been effected on the applicable Voluntary Conversion Date or Mandatory Conversion Date. The Company shall keep written records of the conversion of the shares of Series A Preferred Stock converted by each holder. A holder shall be required to deliver the original certificates representing the shares of Series A Preferred Stock upon conversion of the Series A Preferred Stock.


      6.      No Preemptive Rights. No holder of the Series A Preferred Stock shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class, or any bond, debentures or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable.

      7.      Vote to Change the Terms of or Issue Preferred Stock. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of not less than a majority of the then outstanding shares of Series A Preferred Stock, shall be required for any change to this Certificate of Designation or the Company's Certificate of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series A Preferred Stock set forth in this Certificate of Designations. The provisions hereof may be waived on behalf of all the holders if in writing and signed by the holders of not less than a majority of the then outstanding shares of Series A Preferred Stock.

      8.      Lost or Stolen Certificates. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the shares of Series A Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company, and if requested by the Company, a bond, and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date.

      9.      Specific Shall Not Limit General; Construction. No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein. This Certificate of Designation shall be deemed to be jointly drafted by the Company and all initial purchasers of the Series A Preferred Stock and shall not be construed against any person as the drafter hereof.

      10.      Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Series A Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.


IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate and does affirm the foregoing as true this 2nd day of January, 2008.

IGI, INC.

By:	/s/Rajiv Mathur

Name: Rajiv Mathur Title: President and CEO


EXHIBIT I

IGI, INC. CONVERSION NOTICE

Reference is made to the Certificate of Designation of the Relative Rights and Preferences of the Series A Preferred Stock of IGI, Inc. (the "Certificate of Designation"). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series A Preferred Stock, par value $.01 per share (the "Preferred Shares"), of IGI, Inc., a Delaware corporation (the "Company"), indicated below into shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Company, by tendering the stock certificate(s) representing the share(s) of Preferred Shares specified below as of the date specified below.

Date of Conversion:

Number of Preferred Shares to be converted:

Stock certificate no(s). of Preferred Shares to be converted:

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:
By:
Title

Dated: